Exhibit 10.75
FIRST AMENDMENT TO
REAL ESTATE PURCHASE AND SALE AGREEMENT
     THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into as of February 16, 2007 by and among Rogers Street, LLC, a Delaware limited liability company and Lyme/Houston Development I, LP, a Delaware limited partnership and Kendall Square LLC, a Delaware limited liability company (collectively, the “Seller”) and BioMed Realty, L.P., a Maryland limited partnership (the “Purchaser”), having an office at 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128, with a facsimile number of (858) 485-9843. The Seller has an office c/o Lyme Properties LLC, 101 Main Street, 18th floor, Cambridge, MA 02142 Attn: Robert L. Green, with a facsimile number of (617) 225-2133. Any written consent or approval given by Kendall Square LLC shall be deemed to have been given by Seller.
     The parties desire to make certain amendments to a certain Real Estate Purchase and Sale Agreement entered into by them with an Effective Date of January 29, 2007 (the “P&S”).
     Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the P&S.
     In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:
     1. Section 1.1. Section 1.1 of the P&S is hereby amended by:
          (a) Deleting the definition of “Environmental Insurance Policies” in its entirety and replacing it with the following:
          ““Environmental Insurance Policies” shall mean (i) the environmental insurance policies listed on the attached Schedule 7.2(a) and (ii) Zurich Steadfast Insurance Co. Environmental Response, Compensation & Liability Insurance Policy No. PLC3677154-00.”
          (b) Inserting the following definition immediately after the definition of “Microbia Documents”:
          ““Microbia Letter of Credit” shall mean that certain irrevocable standby letter of credit, No. SVB02IS4087, dated January 10, 2002, issued by Silicon Valley National Bank in favor of Rogers Street LLC, as beneficiary, as amended and extended.”

          (c) Deleting the definition of “Parcel E East Development Rights” in its entirety and replacing it with the following:
          ““Parcel E East Development Rights” shall mean the right to develop approximately 87,000 square feet (as defined in applicable Cambridge zoning ordinances) of space in accordance with the Notice of Right of First Offer on so-called Parcel E East (as such term is defined in the Special Permit).”
          (d) Deleting the definition of Principal Guaranty in its entirety and replacing it with the following:
          ““Principal Guaranties” shall mean (i) that Guaranty of Payment, dated November 5, 2003, given by Principal Life Insurance Company to Kendall Square LLC and related to a certain Site Work Payment and (ii) that Guaranty of Completion, dated November 5, 2003, given by Principal Life Insurance Company to Kendall Square LLC and related to Parcel E-1H.”
          The P&S is hereby further amended by replacing the term “Principal Guaranty” wherever it occurs in the P&S with the term “Principal Guaranties”.
          (e) Deleting the definition of “Title Company” in its entirety and replacing it with the following:
          ““Title Company” shall mean the Boston, Massachusetts office of Stewart Title Guaranty Company, having an address of 99 Summer Street, 2nd Floor, Boston, Massachusetts 02110, Attention: Marie Franco, Esq.; except that, only with respect to the Title Commitment that has been provided, and the Title Policy that will be provided, for the Houston Real Property, “Title Company” shall mean Commonwealth Land Title Insurance Company.”
     2. Section 2.2(a). Section 2.2(a) of the P&S is hereby deleted in its entirety and replaced with the following:
          The purchase price for the Property shall be the sum of Four Hundred Eighty Nine Million Dollars ($489,000,000), plus or minus the Reconciliation Amount described below (the “Purchase Price”). Subject to the adjustments and apportionments set forth in this Agreement, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds to such account(s) of Seller as Seller designates in writing to Purchaser. Seller and Purchaser agree that the Purchase Price shall be allocated as follows:

(1)	Rogers Street Real Property:	$348,000,000
(2)	Houston Real Property	$9,000,000 and
(3)	Kendall Square Real Property	$132,000,000.
          With respect to the allocation of the Purchase Price to the Kendall Square Real Property, the sum of Twelve Million Three Hundred Fifty Thousand Dollars ($12,350,000) has been allocated to the Parcel E East Development Rights and the sum of Six Million Dollars

($6,000,000) has been allocated to Parcel E-1H. The foregoing allocation is not intended and shall not be construed to allow Seller to sell or Purchaser to buy less than all of the Property.
          3. Section 6.1. Section 6.1 of the P&S is hereby amended by:
          (a) Deleting the first two sentences of Section 6.1(c) in their entirety and replacing them with the following:
          “Purchaser shall have received estoppel certificates (each, a “Tenant Estoppel Certificate”) from the following Tenants of the Rogers Street Real Property: Schering Plough Research Institute, as tenant at 320 Bent Street, Microbia, Inc., as tenant at 320 Bent Street, and Microbia, Inc., as tenant at 301 Binney Street, or shall have been provided with a Seller’s Estoppel Certificate as permitted by the following sentence, in each case dated no earlier than the Effective Date (the “Estoppel Requirement”). If Rogers Street, LLC is unable to obtain an estoppel certificate from Microbia, Inc., as tenant at 320 Bent Street or 301 Binney Street, in order to meet the Estoppel Requirement, Rogers Street, LLC shall provide to the Purchaser a Seller’s Estoppel Certificate with respect to either such Lease.”
          (b) Adding the following provisions to Section 6.1 as clauses (s), (t) and (u) thereof, respectively:
          “(s) Seller shall deliver to Purchaser, with respect to Kendall Square Corporation: (i) a resignation of the incumbent directors of the corporation appointed by Seller with respect to its interests in the Kendall Square Real Property, (ii) an appointment by Seller, as a member of the corporation, as directors with respect to the interests in the Kendall Square Real Property those individuals designated by Purchaser, (iii) a resignation of the existing officers of the corporation, (iv) a certificate of the secretary of the corporation with complete copies of the current articles of incorporation and bylaws of the corporation, and (v) a certificate of good standing issued by the Secretary of the Commonwealth of Massachusetts with respect to the corporation.
          (t) Seller shall have caused the words “Rogers Street LLC” in paragraphs 2(A) and 2(B) of the Microbia Letter of Credit to be replaced by the word “Beneficiary”.
          (u) If (i) any condition to closing favoring either Purchaser or Seller is not satisfied on the Closing Date (as the same may be adjourned or extended under any express right herein), (ii) such party does not waive such condition and (iii) the failure of such condition does not result from the breach of this Agreement by such party, then such party may terminate this Agreement by delivery of written notice to the other party. Upon any such termination, without further action of the parties, this Agreement shall become null and void and no party shall have any further rights or obligations under this Agreement, except the return of the Deposit to the Purchaser and the Surviving Obligations.”
     4. Section 7.2(b). Section 7.2(b) of the P&S is hereby amended by adding the following provision to Section 7.2(b) as clause (xi) thereof:

          (xi) As of the Closing Date, no more than Twenty Five Thousand Dollars ($25,000) shall remain to be paid by Kendall Square LLC under that certain construction contract dated as of March 8, 2006 between Kendall Square LLC and James W. Flett Co., Inc.
     5. Section 8.2(j). Section 8.2(j) of the P&S is hereby amended by inserting the words “including the Microbia Letter of Credit,” immediately following the third comma in such section.
     6. Schedule 6.1(h)-2. The P&S is hereby amended by deleting Schedule 6.1(h)-2 in its entirety and replacing it with Exhibit A attached hereto.
     7. Schedule 6.1(h)-3. The P&S is hereby amended by deleting Schedule 6.1(h)-3 in its entirety and replacing it with Exhibit B attached hereto.
     8. Schedule 6.1(j). The P&S is hereby amended by deleting Schedule 6.1(j) in its entirety and replacing it with Exhibit C attached hereto.
     9. Schedule 6.6. The P&S is hereby amended by deleting Schedule 6.6 in its entirety and replacing it with Exhibit D attached hereto.
     10. Schedule 7.2(a). The P&S is hereby amended by deleting Schedule 7.2(a) in its entirety and replacing it with Exhibit E attached hereto.
     11. Schedule 7.2(b)(iv)-6. The P&S is hereby amended by adding the permits listed on Exhibit F attached hereto to the list of Permits for the Kendall Square Real Property listed Schedule 7.2(b)(iv)-(6) attached to the P&S.
     12. Schedule 8.2(a)-1. The P&S is hereby amended by deleting Schedule 8.2(a)-1 in its entirety and replacing it with Exhibit G attached hereto.
     13. Schedule 8.2(a)-2. The P&S is hereby amended by deleting Schedule 8.2(a)-2 in its entirety and replacing it with Exhibit H attached hereto.
     14. Schedule 8.2(b). The P&S is hereby amended by deleting Schedule 8.2(b) in its entirety and replacing it with Exhibit I attached hereto.
     15. Schedule 8.2(e). The P&S is hereby amended by deleting Schedule 8.2(e) in its entirety and replacing it with Exhibit J attached hereto.
     16. Constellation. Seller shall use reasonable efforts, and Purchaser shall cooperate and assist in such efforts, to obtain from Constellation Charitable Foundation a certain $1,000,000 “Grantee Letter of Credit” referred to in Section 1.6.2 of Exhibit B to that certain deed from Kendall Square LLC to Constellation Charitable Foundation dated as of September 27, 2002 and recorded in Middlesex South District Registry of Deeds in Book 36539, Page 513. In no event shall the obtaining of such Grantee Letter of Credit be a condition of Closing under the P&S, as the same has been amended hereby.
     17. Phase III Draft. Reference is made to that certain “DRAFT Addendum to Phase III-Identification, Evaluation and Selection of Comprehensive Remedial Action Alternatives, Off-Property Area, 364 Third Street, Cambridge, Massachusetts, RTN 3-4570 dated February 2007” included among the Reports in Schedule 7.2(b)(iv)-5 to the P&S (“Phase III Draft”). Until the Closing Seller will cooperate with and assist Purchaser in pursuing applicable regulatory approvals with respect to the matters referred to in the Phase III Draft and will cooperate with and assist Purchaser with making appropriate claims under applicable environmental insurance policies. Such cooperation and assistance will include, without limitation, filing the Phase III Draft with applicable regulatory authorities in such form as Purchaser authorizes in writing, conducting applicable public meetings and reviews with respect thereto, filing claims under applicable environmental insurance policies in such form as Purchaser authorizes in writing, and making recommendations to Purchaser with respect to all of the foregoing. No such filings shall be Updates under this Agreement. Neither the obtaining of any regulatory approvals nor the recognition of any environmental claims under environmental insurance policies shall be conditions to Closing under the P&S.
     18. Study Period/Section 4.1. Upon the execution of this Amendment by Purchaser, the Study Period shall be deemed expired, Purchaser shall be deemed to have waived any right to give a Title Objection Notice or to make any Purchaser Title Objections under Section 4.1 of the P&S, and the P&S (including, without limitation, the Updates distributed to Purchaser on February 13, 2007), as amended hereby, shall be ratified and confirmed.
[Remainder of Page Left Intentionally Blank]

     IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Amendment as of the date first written above.

SELLER:

ROGERS STREET, LLC, a Delaware limited liability company

By: The Lyme Timber Company, a New Hampshire limited partnership, its sole Manager

By: Woodland Management Associates LLC, a New Hampshire limited liability company, Its General Partner

By: /s/ GEORGE LIGHTBODY

Name: George Lightbody
Its: CFO
Date: 2/16 , 2007

LYME/HOUSTON DEVELOPMENT I, LP, a Delaware limited partnership

By: Lyme/Houston I, LLC, a Delaware limited liability company, its General Partner

By: Lyme Properties LLC, a New Hampshire limited liability company, its Manager

By: /s/ GEORGE LIGHTBODY

Name: George Lightbody
Its: CFO
Date: 2/16 , 2007

KENDALL SQUARE LLC

By: Lyme Properties LLC, a New Hampshire limited liability company, its Manager

By: /s/ GEORGE LIGHTBODY

Name: George Lightbody
Its: CFO
Date: 2/16 , 2007

PURCHASER:

BIOMED REALTY, L.P.

By: /s/ ALAN D. GOLD

Name: Alan D. Gold
Title: CEO & President
Date: 2-16 , 2007

By: /s/ GARY A. KREITZER

Name: Gary A. Kreitzer
Title: Executive Vice President
Date: 2-16 , 2007